Exhibit 99.1

Badger Meter Reports Record Second Quarter Results

MILWAUKEE--(BUSINESS WIRE)--Badger Meter, Inc. (NYSE: BMI) today reported record sales, earnings and earnings per share from continuing operations for the second quarter and six months ended June 30, 2008.

Second Quarter Highlights

  Net sales from continuing operations were a record $74,660,000 for the second quarter of 2008, a 20.1% increase from sales of $62,173,000 for the second quarter of 2007.
  Earnings from continuing operations were a record $7,041,000 for the second quarter of 2008, up 23.1% from earnings from continuing operations of $5,720,000 for the comparable prior period.
  Net earnings were a record $7,041,000 for the second quarter of 2008, a 28.8% increase from net earnings of $5,468,000 for the second quarter of 2007.
  Diluted earnings per share were a record $0.48 for the second quarter of 2008, up 26.3% from diluted earnings per share of $0.38 for the same period in the prior year.

First Half 2008 Highlights

  Net sales from continuing operations were a record $143,080,000 for the first two quarters of 2008, a 24.6% increase from sales of $114,836,000 for the same period in 2007.
  Earnings from continuing operations were a record $13,061,000 for the first half of 2008, up 59.5% from earnings from continuing operations of $8,189,000 for the first half of the prior year.
  Net earnings were a record $13,061,000 for the first two quarters of 2008, a 62.5% increase from net earnings of $8,040,000 for the comparable prior period.
  Diluted earnings per share were a record $0.88 for the first half of 2008, up 60.0% from diluted earnings per share of $0.55 for the same period in 2007.

Operations Review

“This was another excellent quarter for Badger Meter, and our fifth consecutive quarter of record results,” said Richard A. Meeusen, chairman, president and chief executive officer of Badger Meter.

Meeusen said the sales increase was again driven by strong performance of the company’s utility products, especially automatic meter reading (AMR) technologies. Sales of the company’s ORION® proprietary drive-by AMR system and installation of plastic meters as part of the three-year $39.8 million contract with the city of Chicago also contributed to the increase. Sales of Badger Meter’s industrial products increased modestly, with higher sales of small precision valves and impeller flow sensors.

“Our margins were slightly lower in the second quarter due to changes in the product mix, offset in part by price increases implemented earlier in the year. Selling, general and administrative expenses increased due in part to higher costs associated with the growth in sales and intangible amortization related to the recent acquisition of the technology for the GALAXY® automatic metering infrastructure (AMI) system. We are implementing another price increase in July to reflect continuing increased costs,” said Meeusen.

“While the current economic environment is a concern, to this point we have not seen an impact on sales of our utility products. We have seen some weakening in certain products in our industrial markets, however, which are being somewhat offset by increased sales of our small precision valves into the petroleum and certain other industries,” said Meeusen.

“Overall, we are pleased with our continued progress. Demand for ORION remains strong and sales of our two newest products, the GALAXY AMI system and the new Lo-Profile residential meter, while still relatively small, are steadily growing. We are on track to complete construction on our new manufacturing plant in Nogales, Mexico, in the third quarter, and expect this facility to be operational by the end of the year. When completed, the new facility will not only expand production capacity, but will also enable us to reduce our manufacturing costs. A highlight of the second quarter was our move to the New York Stock Exchange on June 17. This was a significant milestone for Badger Meter that reflects our past success and long-term growth potential,” said Meeusen.

Conference Call and Webcast

Badger Meter management will hold a conference call to discuss the company’s 2008 second quarter results on Monday, July 21, 2008, at 10:00 AM Central/11:00 AM Eastern time. Interested parties can listen to the call live on the Internet through the company’s Web site: www.badgermeter.com or by dialing 1-888-680-0865 and entering the passcode 23830138. Listeners should dial in to the call at least 5-10 minutes prior to the start of the call or should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software.

Participants may pre-register for the call at: https://www.theconferencingservice.com/prereg/key.process?key= PMKDLENHP. (Due to its length, this URL may need to be copied/pasted into your Internet browser's address field.  Remove the extra space if one exists.) Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.

A telephone replay of the conference call will be available through Monday, July 28, by dialing 1-888-286-8010 and entering the passcode 93893740. The Webcast will be archived on the company’s Web site until its next earnings release.

About Badger Meter

Badger Meter is a leading manufacturer and marketer of products incorporating liquid flow measurement and control technologies, developed both internally and with other technology companies, as well as the leader in providing digital connectivity to AMR/AMI technologies. Its products are used to measure and control the flow of liquids in a variety of applications.

Certain statements contained in this news release, as well as other information provided from time to time by the Company or its employees, may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “think,” “should” and “objective” or similar expressions are intended to identify forward looking statements. All such forward looking statements are based on the Company’s then current views and assumptions and involve risks and uncertainties that include, among other things:

  the continued shift in the Company’s business from lower cost, manual read meters toward more expensive, value-added automatic meter reading (AMR) systems and advanced metering infrastructure (AMI) systems;
  the success or failure of newer Company products, including the Orion® radio frequency AMR system, the Galaxy® fixed network AMI system and the low profile Recordall® Model LP disc series meter;
  changes in competitive pricing and bids in both the domestic and foreign marketplaces, and particularly in continued intense price competition on government bid contracts for lower cost, manual read meters;
  the actions (or lack thereof) of the Company’s competitors;
  changes in the Company’s relationships with its alliance partners, primarily its alliance partners that provide AMR/AMI connectivity solutions, and particularly those that sell products that do or may compete with the Company’s products;
  changes in the general health of the United States and foreign economies, including, to some extent, housing starts in the United States and overall industrial activity;
  increases in the cost and/or availability of needed raw materials and parts, including recent increases in the cost of brass castings as a result of increases in commodity prices, particularly for copper and scrap metal, at the supplier level and resin as a result of increases in petroleum and natural gas prices;
  the Company’s expanded role as a prime contractor for providing complete AMR/AMI systems to governmental entities, which brings with it added risks, including but not limited to, Company responsibility for subcontractor performance; additional costs and expenses if the Company and its subcontractors fail to meet the agreed-upon timetable with the governmental entity; and the Company’s expanded warranty and performance obligations;
  changes in foreign economic conditions, particularly currency fluctuations between the United States dollar and the euro;
  the loss of certain single-source suppliers; and
  changes in laws and regulations, particularly laws dealing with the use of lead (which can be used in the manufacture of certain meters incorporating brass housings) and the U.S. Federal Communications Commission rules affecting the use and/or licensing of radio frequencies necessary for AMR/AMI products.

All of these factors are beyond the Company’s control to varying degrees. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward looking statements and are cautioned not to place undue reliance on such forward looking statements. The forward looking statements made in this document are made only as of the date of this document and the Company assumes no obligation, and disclaims any obligation, to update any such forward looking statements to reflect subsequent events or circumstances.

Badger Meter company news is available
24 hours a day, on-line at: http://www.badgermeter.com.

BADGER METER, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)
Six Months Ended June 30,

	2008	2007
Net sales	$143,080,000	$114,836,000
Gross margin	50,898,000	38,789,000
Earnings from continuing operations before income taxes	21,032,000	13,019,000
Provision for income taxes	7,971,000	4,830,000
Earnings from continuing operations	13,061,000	8,189,000
Earnings (loss) from discontinued operation	0	(149,000)
Net earnings	$13,061,000	$8,040,000
Earnings (loss) per share amounts:
Basic:
from continuing operations	$0.90	$0.58
from discontinued operation	0.00	(0.01)
Total basic	$0.90	$0.57

Diluted:
from continuing operations	$0.88	$0.56
from discontinued operation	0.00	(0.01)
Total diluted	$0.88	$0.55
Shares used in computation of earnings per share:
Basic	14,466,785	14,102,764
Diluted	14,801,536	14,543,104

Three Months Ended June 30,
	2008	2007
Net sales	$74,660,000	$62,173,000
Gross margin	26,374,000	22,534,000
Earnings from continuing operations before income taxes	11,415,000	9,101,000
Provision for income taxes	4,374,000	3,381,000
Earnings from continuing operations	7,041,000	5,720,000
Earnings (loss) from discontinued operation	0	(252,000)
Net earnings	$7,041,000	$5,468,000
Earnings (loss) per share amounts:
Basic:
from continuing operations	$0.49	$0.40
from discontinued operation	0.00	(0.01)
Total basic	$0.49	$0.39

Diluted:
from continuing operations	$0.48	$0.39
from discontinued operation	0.00	(0.01)
Total diluted	$0.48	$0.38
Shares used in computation of earnings per share:
Basic	14,509,709	14,167,554
Diluted	14,823,836	14,567,020

BADGER METER, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS

Assets
	June 30, 2008	December 31, 2007
	(unaudited)

Cash and cash equivalents	$5,401,000	$8,670,000
Receivables	38,043,000	30,638,000
Inventories	39,529,000	34,094,000
Other current assets	7,586,000	6,532,000

Total current assets	90,559,000	79,934,000

Net property, plant and equipment	59,178,000	54,578,000
Intangible assets, at cost less accumulated amortization	25,742,000	477,000
Other long-term assets	8,970,000	8,354,000
Goodwill	6,958,000	6,958,000

Total assets	$191,407,000	$150,301,000

Liabilities and Shareholders' Equity

Short-term debt and current portion long-term debt	$34,804,000	$13,582,000
Payables	14,798,000	11,363,000
Accrued compensation and employee benefits	7,017,000	5,988,000
Other liabilities	12,915,000	10,276,000

Total current liabilities	69,534,000	41,209,000

Deferred income taxes	251,000	244,000
Long-term employee benefits and other	13,926,000	13,750,000
Long-term debt	2,714,000	3,129,000
Shareholders' equity	104,982,000	91,969,000

Total liabilities and shareholders' equity	$191,407,000	$150,301,000

CONTACT:
Badger Meter, Inc.
Joan C. Zimmer, (414) 371-5702